Exhibit 11




                                   LOGILITY, INC.
               Statement re: Computation of Per Share Earnings (Loss)
                      (In thousands, except per share amounts)


                                      Three Months Ended              Six Months Ended
                                          October 31,                    October 31,
                                   ---------------------------      ------------------------
                                      1998             1997           1998            1997
                                   ----------     ------------      ---------      ---------
Common Stock:
    Weighted average common            13,490           11,902         13,520          11,601
       shares outstanding

Dilutive effect of outstanding              -               11              -               5
        stock options *
                                   ----------     ------------      ---------      ----------

              Total                    13,490           11,913         13,520          11,606
                                   ----------     ------------      ---------      ----------

Net income (loss)                  $   (5,354)    $        961      $  (8,773)     $    1,185
                                   ==========     ============      =========      ==========

Income (loss) per common
    and common equivalent share*   $    (0.40)    $       0.08      $   (0.65)     $     0.10

                                   ==========     ============      =========      ==========


* Stock options are not included in the three and six months ended October 31, 1998 calculation due to the anti-dilution to the net loss.

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